UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                            BLACKROCK MQE INVESTORS
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                    UNITS
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                NOT APPLICABLE
         ------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              SCHEDULE 13G
|-----------------------|                         |--------------------------|
|CUSIP Nos.    N/A      |                         |     Page 2 of 3  Pages   |
|-----------------------|                         |--------------------------|

|----------------------------------------------------------------------------|
|         |                                                                  |
|    1    |  NAME OF REPORTING PERSON                                        |
|         |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON               |
|         |                                                                  |
|         |   Keyport Life Insurance Company                                 |
|         |   05-0302931                                                     |
|---------|------------------------------------------------------------------|
|         |                                                                  |
|    2    |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]|
|         |                                             SEE ITEM #5   (b) [X]|
|---------|------------------------------------------------------------------|
|         |                                                                  |
|    3    |  SEC USE ONLY                                                    |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|         |                                                                  |
|    4    |  CITIZENSHIP OR PLACE OF ORGANIZATION                            |
|         |                                                                  |
|         |    Rhode Island                                                  |
|         |                                                                  |
|----------------|-----|-----------------------------------------------------|
|                |     |                                                     |
|   NUMBER OF    |  5  |   SOLE VOTING POWER                                 |
|                |     |                                                     |
|     SHARES     |     |             10,000 SHARES                           |
|                |-----|-----------------------------------------------------|
|  BENEFICIALLY  |     |                                                     |
|                |  6  |   SHARED VOTING POWER                               |
| OWNED BY EACH  |     |                          0                          |
|                |-----|-----------------------------------------------------|
|   REPORTING    |     |                                                     |
|                |  7  |   SOLE DISPOSITIVE POWER                            |
|     PERSON     |     |                                                     |
|                |     |             10,000 SHARES                           |
|      WITH      |-----|-----------------------------------------------------|
|                |     |                                                     |
|                |  8  |   SHARED DISPOSITIVE POWER                          |
|                |     |                              0                      |
|----------------------------------------------------------------------------|
|         |                                                                  |
|   9     |  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON    |
|         |                                                                  |
|         |                $10,000,000                                       |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|         |                                                                  |
|   10    |  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                    |
|         |  EXCLUDES CERTAIN SHARES*                                    [ ] |
|         |                                                                  |
|---------|------------------------------------------------------------------|
|         |                                                                  |
|   11    |  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)               |
|         |                                                                  |
|         |                          21.47%                                  |
|---------|------------------------------------------------------------------|
|         |                                                                  |
|   12    |  TYPE OF REPORTING PERSON *                                      |
|         |                                IC                                |
|         |                                                                  |
|----------------------------------------------------------------------------|
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!





Item 1(a) Name of Issuer:

BLACKROCK MQE INVESTORS
____________________________________________________________________


Item 1(b) Address of Issuer's Prinicpal Executive Office:

345 PARK AVENUE, NEW YORK, NEW YORK 10154
____________________________________________________________________


Item 2(a) Name of Person Filing:

KEYPORT LIFE INSURANCE COMPANY
____________________________________________________________________


Item 2(b) Address of Principal Business Office, or if none, Residence

125 HIGH STREET, BOSTON, MASSACHUSETTS  02110
____________________________________________________________________


Item 2(c) Citizenship:

A RHODE ISLAND CORPORATION
____________________________________________________________________


Item 2(d) Title and Class of Securities:

UNITS
____________________________________________________________________


Item 2 (e) CUSIP Number:

NOT APPLICABLE
____________________________________________________________________


Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

(a) [ ] Broker or Dealer registered under Section 15 of the Act

(b) [ ] Bank as defined in Section 3(a)(19) of the Act

(c) [X] Insurance Company as defined in Section 3(a)(19) of the Act

(d) [ ] Investment Company registered under Section 18 of the Investment Company Act

(e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

(f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

(g) [ ] Parent Holding Company, in accordance with Section 240.13d-a(b)(ii)(G)

(h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)


Item 4. Ownership

(a) Amount Beneficially Owned: 10,000

(b) Percent of Class: 21.47%

(c) Number of shares as to which such person has:

   (i) sole power to vote or to direct the vote                   10,000
  (ii) shared power to vote or to direct the vote                      0
 (iii) sole power to dispose or to direct the disposition of      10,000
  (iv) shared power to dispose or to direct the disposition of         0

Item 5. Ownership of five Percent or less of a Class

            N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

            N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            N/A

Item 8.Identification and Classification of Members of the Group

            N/A

Item 9. Notice of Dissolution of Group

            N/A

Item 10. Certification


                                 SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DECEMBER 10, 1996
__________________________________________________________________________
Date

/S/ DANIEL YIN
__________________________________________________________________________
Signature

DANIEL YIN       ASSISTANT VICE PRESIDENT
__________________________________________________________________________
Name/Title